Exhibit 3.2
AG MORTGAGE INVESTMENT TRUST, INC.
ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:
        FIRST: The charter (the “Charter”) of AG Mortgage Investment Trust, Inc., a Maryland corporation (the “Corporation”), is hereby amended to decrease, immediately upon the Effective Time (as defined below), the par value of the shares of common stock of the Corporation issued and outstanding immediately prior to the filing of these Articles of Amendment from $0.03 per share to $0.01 per share.

        SECOND: The amendment to the Charter as set forth above has been duly approved by at least a majority of the entire Board of Directors as required by law. The amendment set forth herein is made without action by the stockholders of the Corporation, pursuant to Section 2-605(a)(2) of the Maryland General Corporation Law.

THIRD: There has been no increase in the authorized shares of stock of the Corporation effected by the amendment to the Charter as set forth above.

FOURTH:    These Articles of Amendment shall become effective at 5:01 p.m., EDT on July 22, 2021 (the “Effective Time”).
FOURTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Financial Officer and attested to by its Secretary on this 21st day of July, 2021.

ATTEST:                    AG MORTGAGE INVESTMENT TRUST, INC.

By: ____/s/ Jenny B. Neslin_______        By: ____/s/_Anthony Rossiello_______ [(SEAL)]
Name: ____ Jenny B. Neslin ______    Name: ___ Anthony Rossiello _________
Title: ___ Secretary _________        Title: __ Chief Financial Officer _______